Exhibit 99.2

TriSalus Corporate Twitter Post

Tweet 1: Check out TriSalus’ latest findings from the PERIO-01 #trial to treat #patients with uveal melanoma with liver metastases: https://trisaluslifesci.com/investors/

Tweet 2: We were honored to present at the @AACR (American Association for Cancer Research) 2023 Annual Meeting #AACR

TriSalus Corporate LinkedIn Post

Today, we presented findings from the PERIO-01 trial at the @American Association for Cancer Research (“AACR”) 2023 Annual Meeting. The @TriSalus Life Sciences team discussed the potential of TriSalus’ proprietary platform in treating patients with uveal melanoma with liver metastases. Learn more about TriSalus’ proprietary Pressure-Enabled Drug Delivery™ method. #AACR https://trisaluslifesci.com/investors/